Exhibit 10.16(a)
Amendment to
Jos. A. Bank Clothiers, Inc. Executive Management Incentive Plan
Effective as of March 30, 2010
The Jos. A Bank Clothiers, Inc. Executive Management Incentive Plan is hereby amended to add the following as Section 18 thereof:
18. ADJUSTMENT OF AWARDS DUE TO RESTATEMENT OF EARNINGS. The Company will, to the extent permitted by governing law, require reimbursement of any cash or stock-based incentive compensation paid to any named executive officer (for purposes of this section “named executive officers” has the meaning given that term in Item 402(a)(3) of Regulation S-K under the Securities Exchange Act of 1934) where: (i) the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a substantial restatement, and (ii) in the Committee’s view the officer engaged in fraud or misconduct that caused or partially caused the need for the substantial restatement. In each instance described above, the Company will, to the extent practicable, seek to recover the described cash or stock-based incentive compensation for the relevant period, plus a reasonable rate of interest. In addition, with respect to other Participants, the Committee may make retroactive adjustments to, and the Participant shall reimburse to the Company, any cash or stock-based incentive compensation paid to the Participant where such compensation was predicated upon achieving certain financial results that were substantially the subject of a restatement, and as a result of the restatement it is determined that the Participant otherwise would not have been paid such compensation, regardless of whether or not the restatement resulted from the Participant’s misconduct. In each such instance, the Company will, to the extent practicable, seek to recover the amount by which the Participant’s cash or stock-based incentive compensation for the relevant period exceeded the lower payment that would have been made based on the restated financial results.